As filed with the Securities and Exchange Commission on December 13, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amylin Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0266089 (I.R.S. Employer Identification No.)
9373 Towne Centre Drive
San Diego, CA 92121
(858) 552-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph C. Cook, Jr.

Chairman of the Board and Chief Executive Officer
Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive
San Diego, CA 92121
(858) 552-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq.
David B. Berger, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Number of Shares to	Aggregate Offering	Amount of
Title of Class of Securities to be Registered	be Registered	Price(1)	Registration Fee

Common Stock, par value $0.001 per share	13,300,000	$115,375,000	$27,574.63

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933, based on the market price of the common stock on December 11, 2001.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 13, 2001

Amylin Pharmaceuticals, Inc.

Common Stock

        We may from time to time issue up to 13,300,000 shares of common stock. We will specify in the accompanying prospectus supplement the terms of any offering. We may sell these shares to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. Our common stock is listed on the Nasdaq National Market under the symbol “AMLN”.

      Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated                     , 200 .

SUMMARY OF OUR BUSINESS

      Amylin Pharmaceuticals, Inc. is engaged in the discovery, development and commercialization of potential drug candidates for the treatment of metabolic disorders. We currently have exclusive rights to two drug candidates for the treatment of diabetes in late stage development.

      We are developing SYMLINTM (pramlintide acetate) for the treatment of people with diabetes who use insulin. We submitted a New Drug Application for SYMLIN to the U.S. Food and Drug Administration, the FDA, in December 2000 and in October 2001, we received a letter from the FDA stating that SYMLIN was approvable for patients with type 1 diabetes and insulin-using patients with type 2 diabetes, subject to satisfactory results from additional clinical work. We are currently finalizing our follow-up clinical plans for SYMLIN in consultation with the FDA. We expect to announce these plans by the end of 2001. We submitted a Marketing Approval Application for SYMLIN to European regulatory authorities in May 2001.

      We are developing our second drug candidate, AC2993, for the treatment of type 2 diabetes. AC2993, which is our code name for synthetic exendin-4, is currently in Phase 3 clinical studies. In May 2000, we entered into a collaboration agreement with Alkermes, Inc., a company specializing in the development of products based on proprietary drug delivery technologies for the development, manufacture and commercialization of an injectable long-acting formulation of AC2993, or AC2993 LAR, with the goal of developing a formulation that would enable a once a month administration of AC2993. We are currently funding a Phase 1 development program for AC2993 LAR.

      Our third drug candidate, AC3056, is a compound in-licensed from Aventis Pharma. We filed an Investigational New Drug Application for AC3056 with the FDA in June 2000 and commenced Phase 1 clinical trials shortly thereafter. We are evaluating AC3056 for potential utility in the treatment of metabolic disorders relating to cardiovascular disease.

      We were incorporated in Delaware in September 1987. Our principal executive offices are located at 9373 Towne Centre Drive, San Diego, California 92121. Our telephone number is (858) 552-2200. Our website is http://www.amylin.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

      SYMLIN is our trademark. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

      Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus and the additional information in our reports on file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before purchasing any of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We may be unable to obtain regulatory clearance to market our drug candidates in the United States or abroad on a timely basis, or at all.

      Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA may refuse to approve an application for approval of a drug candidate if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval.

      The data collected from our clinical trials may not be sufficient to support approval of SYMLIN, AC2993 or any of our other drug candidates by the FDA or any foreign regulatory authorities. With respect to SYMLIN, we submitted a new drug application to the FDA for marketing approval in December 2000. In October 2001, the FDA completed its review of our application and indicated that SYMLIN is approvable for both type 1 and insulin-using type 2 diabetes. However, the FDA also indicated that the ultimate approval of SYMLIN will require that we achieve satisfactory results from additional clinical work, the specific requirements of which will be determined following further discussions with the FDA. With respect to AC2993 and AC3056, we are currently in the process of conducting Phase 3 and Phase 1 clinical studies, respectively. It is possible that the FDA or other regulatory authorities may deem our clinical trial results insufficient to meet regulatory requirements for marketing approval or may limit approval for only selected uses.

      Moreover, manufacturing facilities operated by the third party manufacturers with whom we contract to manufacture SYMLIN, AC2993 and our other drug candidates may not pass an FDA or other regulatory authority preapproval inspection. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing these drug candidates. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for these drug candidates, the FDA and foreign regulatory authorities may not ultimately approve SYMLIN, AC2993 or our other drug candidates for commercial sale in any jurisdiction. If these drug candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of any of our product candidates and we may not be able to generate revenues from the commercial sale of any of our product candidates.

Delays in the conduct or completion of our clinical trials or the analysis of the data from our clinical trials may result in delays in our planned filings for regulatory approvals, or adversely affect our ability to enter into new collaborative arrangements.

      We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical studies that will cause us or regulatory authorities to delay or suspend our ongoing clinical studies, delay or suspend planned clinical studies, or delay the analysis of data from our completed or ongoing clinical studies. If the results of our ongoing or planned clinical studies for our product candidates are not available when we expect or if we encounter any delay in the analysis of data from our clinical studies:

•	we may be unable to submit our final data for SYMLIN to the FDA for marketing approval;

•	we may be unable to complete our Phase 3 clinical program for AC2993;

•	we may be unable to commence Phase 2 studies of AC2993 LAR;

•	we may be unable to commence Phase 2 studies of AC3056;

•	we may not have the financial resources to continue research and development of any of our product candidates; and

•	we may not be able to enter into collaborative arrangements relating to any product candidate subject to delay in clinical studies or delay in regulatory filings.

      Any of the following could delay the completion of our ongoing and planned clinical studies:

•	ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	delays in enrolling volunteers;

•	lower than anticipated retention rate of volunteers in a clinical trial;

•	negative results of clinical studies;

•	insufficient supply or deficient quality of drug candidate materials or other materials necessary for the performance of clinical trials; or

•	serious side effects experienced by study participants relating to a drug candidate.

Even if we obtain initial regulatory approval for a drug candidate, if we fail to comply with extensive continuing regulations enforced by domestic and foreign regulatory authorities, it could harm our ability to generate revenues and the market price of our stock could fall.

      Even if we are able to obtain regulatory approval for a drug candidate in the United States or other countries, the approval will be subject to continual review, and newly discovered or developed safety issues may result in revocation of the regulatory approval. Moreover, if we obtain marketing approval for a drug candidate in the United States, the marketing of the product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including adverse event reporting requirements and the FDA’s general prohibition against promoting products for unapproved uses. The manufacturing facilities for our drug candidates are also subject to continual review and periodic inspection and approval of manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA’s Good Manufacturing Practices regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. Failure to comply with any of these post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions or any unanticipated changes in existing regulatory requirements or the adoption of new requirements could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue as a going concern and cause our stock price to fall.

      The manufacturers of our drug candidates also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. In the future, our manufacturers may incur significant costs to comply with those laws and regulations, which could increase our manufacturing costs and reduce our ability to operate profitably.

We have not previously sold, marketed or distributed any products and may not be able to successfully commercialize SYMLIN, AC2993 or our other drug candidates.

      We have not previously sold, marketed or distributed any products. While we began building a commercial team to carry out market planning, logistics management and sales and marketing functions for SYMLIN, we have delayed plans for the continued development of these functions until the timing of FDA approval for SYMLIN becomes more certain. As our other drug candidates progress towards ultimate commercialization, we will need to develop our sales and marketing abilities with respect to those candidates. We may be unable to successfully hire and retain key sales and marketing personnel that we may need to effectively manage and carry out the commercialization of SYMLIN, AC2993 and our other drug candidates. Even if we manage to hire and retain necessary personnel, we may be unable to implement our sales, marketing and distribution strategies effectively or profitably. In addition, while our commercialization plan provides for the staged hiring of sales and marketing personnel and deferral of costs, where possible, in the event that SYMLIN, AC2993 or another of our drug candidates is not approved for marketing by the FDA, we will have incurred significant expenses that will not be recoverable.

Our ability to enter into third party relationships is important to our successful development and commercialization of SYMLIN, AC2993 and our other drug candidates and our potential profitability.

      To market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. With respect to sales, marketing and distribution outside the United States, we believe that we will likely need to enter into marketing and distribution arrangements with third parties for, or find a corporate partner who can provide support for, the commercialization of SYMLIN, AC2993 or our other drug candidates. We may also enter into similar arrangements with third parties for the commercialization of our drug candidates within the United States.

      We may not be able to enter into marketing and distribution arrangements or find a corporate partner for SYMLIN, AC2993 or our other drug candidates. If we are not able to enter into a marketing or distribution arrangement or find a corporate partner who can provide support for commercialization of our drug candidates as we deem necessary, we may not be able to successfully perform these marketing or distribution activities. Moreover, any new marketer or distributor or corporate partner for our drug candidates with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products, if any.

We will require future capital and are uncertain of the availability or terms of additional funding. If our capital becomes insufficient and additional funding is unavailable, inadequate, or not available on acceptable terms, it may adversely affect the value of shares of our stock.

      We must continue to find sources of capital in order to complete the development and commercialization of our drug candidates. Our future capital requirements will depend on many factors, including:

•	progress with our preclinical studies and clinical studies;

•	scientific progress in our other research programs and the magnitude of these programs;

•	the time and costs involved in obtaining regulatory approvals for the marketing of any of our drug candidates;

•	the costs of manufacturing any of our drug candidates;

•	our ability to effectively market, sell and distribute SYMLIN, AC2993 and our other drug candidates, subject to obtaining regulatory approval;

•	our ability to establish one or more marketing, distribution or other commercialization arrangements for SYMLIN, AC2993 and our other drug candidates;

•	the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patents or defending ourselves against competing technological and market developments; and

•	the potential need to repay existing indebtedness.

      You should be aware that:

•	we may not be able to obtain additional financial resources in the necessary time frame or on terms favorable to us, if at all;

•	any available additional financing may not be adequate; and

•	we may be required to use a portion of future financing to repay existing indebtedness to our current or future creditors, including Johnson & Johnson.

      As of September 30, 2001, the total principal and interest due to Johnson & Johnson was approximately $58.8 million, which is secured by our issued patents and patent applications relating to amylin, including several that relate to SYMLIN. This debt becomes due beginning in June 2005, however, if we enter into a change in control transaction, a license agreement for SYMLIN or a financing arrangement subsequent to approval of SYMLIN by the FDA, then the repayment date may be accelerated. In the event we are unable to obtain additional financing on acceptable terms, we may not have the financial resources to continue research and development of SYMLIN, AC2993 or any of our other drug candidates and we could be forced to curtail or cease our operations, which would adversely affect the value of our stock.

Pricing regulations and reimbursement limitations may reduce our potential revenues from the sale of future products.

      The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations that reduce our revenues from the sale of the product. Also, in some foreign markets pricing of prescription pharmaceuticals is subject to continuing governmental control even after initial marketing approval.

      Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors sometimes challenge the prices charged for medical products and services. If we succeed in bringing SYMLIN, AC2993 or any other product candidate to the market, we cannot be certain that the products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell the products on a competitive basis.

We have a history of operating losses, anticipate future losses, may not generate revenues from product sales and may never become profitable.

      We have experienced significant operating losses since our inception in 1987. As of September 30, 2001, we had an accumulated deficit of approximately $390 million. We expect to incur significant additional operating losses over the next few years. We have derived substantially all of our revenues to date from development funding, fees and milestone payments under collaborative agreements and from interest income. To date, we have not received any revenues from product sales. To achieve profitable operations, we, alone or with others, must successfully develop, manufacture, obtain required regulatory approvals and market our drug candidates. We may never become profitable. If we become profitable, we may not remain profitable.

We do not manufacture our own drug candidates and may not be able to obtain adequate supplies, which could cause delays or reduce profit margins.

      The manufacturing of sufficient quantities of new drug candidates is a time-consuming and complex process. We currently have no facilities for the manufacture of SYMLIN, AC2993 or our other drug candidates and rely on third parties to provide manufacturing capability.

      We work with three contract suppliers who have the capabilities for the commercial manufacture of bulk SYMLIN. In connection with our clinical trials, we currently rely on one manufacturer for dosage form SYMLIN in vials, one manufacturer for dosage form SYMLIN in cartridges and one manufacturer of pens for delivery of SYMLIN in cartridges. These manufacturers may not be able to make the transition to commercial production. While we believe that business relations between us and our contract manufacturers are good, we cannot predict whether these manufacturers will continue to meet our requirements for quality, quantity or timeliness for the manufacture of bulk SYMLIN, dosage form SYMLIN or pens. Therefore, we may not be able to obtain supplies of products with acceptable quality, on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our profit margins and our ability to develop and deliver products in a timely manner.

      If any of our existing or future manufacturers cease to manufacture, or are otherwise unable to deliver, SYMLIN, AC2993 or our other products, in either bulk or dosage form, or other product components, including pens for the delivery of these products, we may need to engage additional manufacturers. The cost and time to establish manufacturing facilities would be substantial. As a result, using a new manufacturer could disrupt our ability to supply our products and/or reduce our profit margins. Any delay or disruption in the manufacturing of bulk product, the dosage form of our products or other product components, including pens for delivery of our products, could harm our ability to generate product sales, harm our reputation and require us to raise additional funds.

Our other research and development programs may not result in additional drug candidates, which could limit our ability to generate revenue.

      Our research and development programs other than SYMLIN and AC2993 are at an early stage. Any additional drug candidates will require significant research, development, preclinical and clinical testing, regulatory approval and/or commitments of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional product candidates that could generate revenues for us.

If our patents are determined to be unenforceable or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

      As of November 30, 2001, we owned or held exclusive rights to 32 issued U.S. patents and approximately 28 pending U.S. patent applications. Of these issued patents and patent applications, we have a total of 16 issued U.S. patents and 8 pending U.S. patent applications that we believe are relevant to the development and commercialization of SYMLIN and one issued U.S. patent and 13 pending U.S. patent applications that we believe are relevant to the development and commercialization of AC2993 or AC2993 LAR. We also own or hold exclusive rights to various foreign patent applications that correspond to issued U.S. patents or pending U.S. patent applications. We do not hold composition-of-matter patents covering AC2993 or AC2993 LAR.

      Our success will depend in part on our ability to obtain patent protection for our products and technologies both in the United States and other countries. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or its foreign equivalent to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all U.S. and foreign patents that pose a risk of infringement.

Litigation regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

      Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Third parties may challenge or infringe upon existing or future patents. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable. Proceedings involving our patents or patent applications or those of others could result in adverse decisions about:

•	the patentability of our inventions and products relating to our drug candidates; and/or

•	the enforceability, validity or scope of protection offered by our patents relating to our drug candidates.

      The manufacture, use or sale of any of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to successfully defend an infringement action or have infringing patents declared invalid, we may:

•	incur substantial money damages;

•	encounter significant delays in bringing our drug candidates to market; and/or

•	be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

      In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

      There are many companies that are seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. A number of our competitors are pursuing the development of novel pharmaceuticals that target the same diseases that we are targeting, and it is possible that the number of companies seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders will increase. Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do, which would provide these competitors with an advantage for the marketing of products with similar potential uses. Furthermore, if we are permitted to commence commercial sales of products, we may also be competing with respect to manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which we have limited or no experience as an organization.

      Our target patient population for SYMLIN is people with diabetes whose therapy includes multiple insulin injections daily. AC2993 is currently being studied for the treatment of type 2 diabetes. Other products are currently in development or exist in the market that may compete directly with the products that we are seeking to develop and market. Various products are available to treat type 2 diabetes, including:

• sulfonylureas	• meglitinides
• metformin	• alpha-glucosidase inhibitors
• insulin	• thiozolidinediones

      In addition, several companies are developing various approaches to improve treatments for type 1 and type 2 diabetes. We cannot predict whether our drug candidates, even if successfully tested and developed, will have sufficient advantages over existing products to cause health care professionals to adopt them over other products or that our drug candidates will offer an economically feasible alternative to existing products.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our revenues.

      Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

      We are highly dependent on Joseph C. Cook, Jr., our Chairman and Chief Executive Officer, and the other principal members of our executive and scientific teams, the loss of whose services might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified sales, marketing and scientific personnel will also be critical to our success. Although we believe we will be successful in attracting and retaining skilled and experienced sales, marketing and scientific personnel, we may not be able to attract and retain these personnel on acceptable terms given the competition between numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain “key person” insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating research and development strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our business has a substantial risk of product liability claims, and insurance may be expensive or unavailable.

      Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the indications for which they may be used. We currently have clinical trial insurance, and will seek product liability insurance prior to marketing any of our drug candidates. We cannot assure you that our insurance will provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

Our activities involve the use of hazardous materials, which subject us to regulation, related costs and delays and potential liabilities.

      Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

We have implemented anti-takeover provisions that could discourage or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

      Provisions in our certificate of incorporation and bylaws, as amended, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

•	allowing our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	allowing our board of directors to issue, without stockholder approval, up to 7.5 million shares of preferred stock with terms set by the board of directors;

•	limiting the ability of holders of our outstanding common stock to call a special meeting of our stockholders; and

•	preventing stockholders from taking actions by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

      Each of these provisions, as well as selected provisions of Delaware law, could discourage potential takeover attempts and could adversely affect the market price of our common stock. In addition to provisions in our charter documents and under Delaware law, an acquisition of our company could be made more difficult by our employee benefits plans and our employee change in control plan, under which, in connection with a change in control, stock options held by our employees may become vested and our executive officers may receive severance benefits.

Our executive officers, directors and major stockholders control approximately 46% of our common stock.

      As of November 30, 2001, executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, owned or controlled approximately 46% of our outstanding common stock. As a result, these stockholders are able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Substantial future sales of our common stock by existing stockholders or by us could cause our stock price to fall.

      Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop. Likewise, additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances, could adversely affect the market price of our common stock.

We have been named as a defendant in securities class action litigation that could result in substantial costs and divert management’s attention and resources.

      On August 9, 2001, a class action lawsuit was filed against us and our chief executive officer in the United States District Court for the Southern District of California. On August 14, 2001 a second, similar class action lawsuit was filed against the same parties and an executive vice president in the same court. Additional similar lawsuits have been filed, all of which we expect will be consolidated into a single action. The lawsuits allege securities fraud in connection with various statements and alleged omissions to the public and securities markets, and seek compensatory damages, payment of fees and expenses, and further relief. We may not be successful in our defense of such claims. If we are not successful, we could be forced to make changes to how we conduct our business or make significant payments to the plaintiffs’ lawyers or our stockholders. Such changes or payments could have a material adverse effect on our business, financial condition and results of operations, particularly if any required payments are not entirely covered by our insurance. Even if our defense against such claims is successful, the litigation could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

Significant volatility in the market price for our common stock could expose us to continued litigation risk.

      The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of these biopharmaceutical and biotechnology companies. Given the uncertainty of our future funding and of regulatory approval of SYMLIN, AC2993 and our other drug candidates, we expect that we may continue to experience volatility of our stock price for the foreseeable future. In addition, the following factors significantly affect the market price of our common stock:

•	announcements of additional clinical study results;

•	announcements of determinations by regulatory authorities with respect to our drug candidates;

•	developments in our relationships with current or future collaborative partners;

•	our ability to successfully implement our commercialization strategies;

•	fluctuations in our operating results;

•	developments in our relationships with third party manufacturers of our products and other parties who provide services to us;

•	public concern as to the safety of drugs developed by us;

•	technological innovations or new commercial therapeutic products by us or our competitors;

•	developments in patent or other proprietary rights;

•	governmental policy or regulation; and

•	general market conditions.

      Broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. Periods of volatility in the market price of our common stock exposes us to securities class-action litigation, and we may continue to be the target of such litigation as a result of market price volatility in the future.

FORWARD-LOOKING INFORMATION

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “will,” “could,” “may,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

•	scientific and technological uncertainties regarding our product candidates;

•	risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

•	risks associated with timing of regulatory approval of SYMLIN by the FDA following the completion of additional clinical trials for SYMLIN;

•	risks associated with timing of clinical trials for AC2993 and other drug candidates;

•	our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all; and

•	dependence on third party service providers and manufacturers of our products.

      Because the factors referred to above, as well as the risk factors beginning on page 1 of this prospectus and the factors incorporated by reference in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. You should read these factors and the other cautionary statements we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

      Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our common stock for research and development and general corporate purposes. Our research and development efforts in 2002 will be principally focused on development of AC2993, including our planned Phase 3 clinical trials. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 200 million shares of common stock, $0.001 par value, and 7.5 million shares of preferred stock, $0.001 par value. As of November 30, 2001, there were 67,384,866 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

      Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 7.5 million shares of preferred stock in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

      The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the market price of our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

      Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

      Charter Documents. Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our amended and restated certificate of incorporation:

•	generally prohibits the use of cumulative voting in the election of directors;

•	provides that the authorized number of directors may be changed only by resolution of our board of directors; and

•	authorizes our board of directors to issue blank check preferred stock, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

      Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder, who must give us 120 days advance notice of a proposed nominee. Also, stockholders must give us 120 days advance notice of business to be brought by a stockholder before a stockholder’s meeting. The authorized number of directors is fixed in accordance with our amended and restated certificate of incorporation. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our amended and restated bylaws also limit who may call a special meeting of stockholders.

      Our amended and restated certificate of incorporation contains a provision that requires the approval of the holders of 66 2/3% of our voting stock as a condition to a merger or various other business transactions with or proposed by an interested stockholder, which, for these purposes, means a holder of 15% or more of our voting stock. This approval is not required if the transaction is approved by our continuing directors, which, for these purposes, includes those of our directors who were either originally elected upon our incorporation, are not interested stockholders, or affiliated with an interested stockholder, or were nominated by, or whose election to the board of directors was recommended or approved by, a majority of the foregoing directors. This approval is also not required if certain minimum price criteria and other procedural requirements are met. The minimum price criteria generally require that, in a transaction in which stockholders are to receive payments, holders of our common stock must receive a value equal to the highest price paid by any interested stockholder for shares of our common stock during the prior two years and that such payment be made in cash or in the type of consideration paid by the interested stockholder for the greatest portion of its shares. Our board of directors believes that this provision will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, this provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders.

      Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. Its address is 400 South Hope Street, 4th Floor, Los Angeles, CA 90071 and its telephone number is (800) 522-6645.

PLAN OF DISTRIBUTION

      We may sell the common stock being offered hereby through underwriters or dealers, through agents, or directly to one or more purchasers from time to time. The prospectus supplement will describe the terms of the offering of the common stock, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

      Only underwriters named in the prospectus supplement are underwriters of the common stock offered by the prospectus supplement.

      If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

      We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement.

      Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

      We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

      Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

      The validity of the common stock being offered hereby will be passed upon by Cooley Godward LLP, San Diego, California.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K, for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus.

      The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our annual report on Form 10-K for the year ended December 31, 2000;

2. Our Notice of Annual Meeting and Proxy Statement for Annual Meeting of Stockholders held on May 24, 2001;

3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

4. The current reports on Form 8-K we filed on July 25, 2001, July 27, 2001, August 15, 2001 and October 24, 2001; and

5. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 27, 1991, including any amendments or reports filed for the purpose of updating this information.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Amylin Pharmaceuticals, Inc., Attention: Investor Relations, 9373 Towne Centre Drive, San Diego, CA 92121, telephone: (858) 552-2200.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$27,575
Accounting fees and expenses	25,000
Legal fees and expenses	150,000
Printing and miscellaneous expenses	72,425

Total	$275,000

Item 15.     Indemnification of Officers and Directors

      As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

•	we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

      We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

      The underwriting agreement (Exhibit 1.1) will provide for indemnification by any of our underwriters, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement(1).
3.1	Amended and Restated Certificate of Incorporation of the Company(2).
3.2	Second Amended and Restated Bylaws of the Company(3).
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company(4).
4.1	Specimen Common Stock Certificate(2).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1)	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)	Filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference.

(3)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference.

(4)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

Item 17.     Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

(4) That: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 13, 2001.

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ JOSEPH C. COOK, JR.

Joseph C. Cook, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Cook, Jr., Mark G. Foletta and Lloyd A. Rowland, Jr., and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable us to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH C. COOK Joseph C. Cook	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 13, 2001

/s/ MARK G. FOLETTA Mark G. Foletta	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2001

/s/ JAMES C. BLAIR James C. Blair	Director	December 13, 2001

/s/ VAUGHN D. BRYSON Vaughn D. Bryson	Director	December 13, 2001

Signature	Title	Date

/s/ GINGER L. GRAHAM Ginger L. Graham	Director	December 13, 2001

/s/ HOWARD E. GREENE, JR. Howard E. Greene, Jr.	Director	December 13, 2001

/s/ TERRANCE H. GREGG Terrance H. Gregg	Director	December 13, 2001

/s/ VAUGHN M. KAILIAN Vaughn M. Kailian	Director	December 13, 2001

/s/ JAY S. SKYLER Jay S. Skyler	Director	December 13, 2001

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement(1).
3.1	Amended and Restated Certificate of Incorporation of the Company(2).
3.2	Second Amended and Restated Bylaws of the Company(3).
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company(4).
4.1	Specimen Common Stock Certificate(2).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1)	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)	Filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference.

(3)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference.

(4)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.